Exhibit 21.1

Subsidiaries of Cell Therapeutics, Inc.

Cell Therapeutics Europe S.r.l., an Italian Limited Liability Company, CTI Technologies, Inc., a Nevada Corporation and CTI Corporate Development, Inc., an Oregon Corporation.

The above paragraph includes all subsidiaries of Cell Therapeutics, Inc.